Exhibit 1.2

FORM NO. 2

BERMUDA

THE COMPANIES ACT 1981

AMENDED MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES 15.03.01

(Section 7(1) and (2))

MEMORANDUM OF ASSOCIATION

OF

Intelsat, Ltd.

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

NAME	ADDRESS	BERMUDIAN STATUS (Yes / No)	NATIONALITY	NUMBER OF SHARES SUBSCRIBED
Graham B.R. Collis	Clarendon House 2 Church Street Hamilton HM 11 Bermuda	Yes	British	One

Alison R. Guilfoyle	“	No	British	One

Anthony D. Whaley	“	Yes	British	One

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an exempted Company as defined by the Companies Act 1981.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding in all, including the following parcels:-

N/A

5.	The authorised share capital of the Company is US$650,000,000 divided into shares of US$3.00 each. The minimum subscribed share capital of the Company is US$12,000.

6.	The objects for which the Company is formed and incorporated are:-

1.	to provide telecommunications services of all kinds;

2.	to carry on business as a holding company and to acquire and hold shares, stocks, debentures, debenture stock, bonds, mortgages, obligations and securities of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wherever constituted or carrying on business, and shares, stocks, debentures, debenture stock, bonds, mortgages, obligations and other securities issued or guaranteed by any government, sovereign ruler, commissioners, trust, local authority or other public body, whether in Bermuda or elsewhere, and to vary, transpose, dispose of or otherwise deal with from time to time as may be considered expedient any of the Company’s investments for the time being;

3.	to acquire any such shares and other securities as are mentioned in the preceding object by subscription, syndicate participation, tender, purchase, exchange or otherwise and to subscribe for the same, either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof;

4.	to co-ordinate the administration, policies, management, supervision, control, research, planning, trading and any and all other activities of, and to act as financial advisers and consultants to, any company or companies now or hereafter incorporated or acquired which may be or may become a Group Company (which expression, in this paragraph 6, means a company, wherever incorporated, which is or becomes a holding company or a subsidiary of, or affiliated with, the Company within the meanings respectively assigned to those terms in The Companies Act 1981) or, with the prior written approval of the Minister of Finance, to any company or companies now or hereafter incorporated or acquired with which the Company may be or may become associated;

5.	to provide financing and financial investment, management and advisory services to any Group Company, which shall include but not be limited to granting or providing credit and financial accommodation, lending and making advances with or without interest any Group Company and lending to or depositing with any bank funds or other assets to provide security (by way of mortgage, charge, pledge, lien or otherwise) for loans or other forms of financing granted to such Group Company by such bank;

6.	packaging of goods of all kinds;

7.	buying, selling and dealing in goods of all kinds;

8.	designing and manufacturing of goods of all kinds;

9.	mining and quarrying and exploration for metals, minerals, fossil fuel and precious stones of all kinds and their preparation for sale or use;

10.	exploring for, the drilling for, the moving, transporting and refining petroleum and hydro carbon products including oil and oil products;

11.	scientific research including the improvement discovery and development of processes, inventions, patents and designs and the construction, maintenance and operation of laboratories and research centres;

12.	land, sea and air undertakings including the land, ship and air carriage of passengers, mails and goods of all kinds;

13.	ships and aircraft owners, managers, operators, agents, builders and repairers;

14.	acquiring, owning, selling, chartering, repairing or dealing in ships and aircraft;

15.	travel agents, freight contractors and forwarding agents;

16.	dock owners, wharfingers, warehousemen;

17.	ship chandlers and dealing in rope, canvas oil and ship stores of all kinds;

18.	all forms of engineering;

19.	farmers, livestock breeders and keepers, graziers, butchers, tanners and processors of and dealers in all kinds of live and dead stock, wool, hides, tallow, grain, vegetables and other produce;

20.	acquiring by purchase or otherwise and holding as an investment inventions, patents, trade marks, trade names, trade secrets, designs and the like;

21.	buying, selling, hiring, letting and dealing in conveyances of any sort;

22.	employing, providing, hiring out and acting as agent for artists, actors, entertainers of all sorts, authors, composers, producers, engineers and experts or specialists of any kind;

23.	to acquire by purchase or otherwise and hold, sell dispose of and deal in real property situated outside Bermuda and in personal property of all kinds wheresoever situated; and

24.	to enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence.

7.	Powers of the Company

1.	The Company shall, pursuant to the Section 42 of the Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.

2.	The Company shall, pursuant to Section 42A of the Companies Act 1981, have the power to purchase its own shares.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof:-

/s/ Graham B.R. Collis	/s/ Karen O’Connor
Graham B.R. Collis	Karen O’Connor

/s/ Alison R. Guilfoyle	/s/ Karen O’Connor
Alison R. Guilfoyle	Karen O’Connor

/s/ Anthony D. Whaley	/s/ Karen O’Connor
Anthony D. Whaley	Karen O’Connor

(Subscribers)	(Witnesses)

SUBSCRIBED this      day of